SPECIAL POWER OF ATTORNEY

THE STATE OF TEXAS

COUNTY OF COLLIN

KNOW ALL MEN BY THESE PRESENTS:

THAT I, Christopher Bolin of, Oregon USA, do hereby appoint each of Eric Brown, Clarence B. Brown III and Charles Deaton, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To prepare, sign and file Forms 3, 4 and 5 relating to McAfee, Inc. with the
Securities and Exchange Commission.

This instrument is to be construed and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.

IN WITNESS WHEREOF, I hereunto set my hand this 29th day of November, 2006.


/s/ Christopher Bolin